Exhibit 99.1

RDA HOLDING CO. ANNOUNCES RESULTS FOR
THE SECOND QUARTER ENDED JUNE 30, 2012

- Company Announces Second Quarter Revenue of $290.5 Million; Net Loss of $93.9 Million
- Results Include Non-Cash Impairment Charge of $113.4 Million

NEW YORK, N.Y., August 8, 2012 -- RDA Holding Co., parent company of The Reader's Digest Association, Inc. (together with its subsidiaries and affiliated entities, “RDA”), the global multi-brand and multi-platform media and direct marketing company, announced today its financial results for the second quarter ended June 30, 2012.

Robert E. Guth, President and Chief Executive Officer, commented, “During the second quarter, we continued on the path to transform our business, and our results reflect some of the challenges inherent in this transition. While there were some bright spots, which we believe were driven by our strategy to focus on our core businesses, our second quarter results were disappointing when compared to the year-ago period.

“In particular, many of our European markets continued to struggle amidst a very difficult macro-economic environment. In addition, within our North America segment, although we continued to make strides in digital and advertising initiatives on a number of our media properties, our results were impacted by larger than expected declines in our Books & Home Entertainment business as well as in our Canada business.  However, our Asia Pacific and Latin America businesses performed largely according to our expectations, which reflects, in part, the successful implementation of our customer-centric marketing strategies within these regions.

“With respect to our efforts to simplify our Company to focus on our core businesses, we recently completed the sale of our Lifestyle and Entertainment Direct business, a milestone in our strategy. We also continue to move forward with our international licensing initiative, and are well positioned to advance the process having taken a number of key preparatory steps this quarter.

“Despite the overall results for the quarter, our plans and convictions have not changed. While the transformative process we have undertaken is complex, we believe it is the necessary path to position the Company for future growth. We remain steadfast in our commitment to building a more stable, more predictable and more profitable business.”

Second Quarter Company Results

Revenue decreased $84.5 million to $290.5 million, a decline of 22.5% from the 2011 quarter. The revenue declines were primarily due to the sale of the Every Day with Rachael Ray publication in October 2011, the closure of our freshHome title, declining subscription renewals on certain of our magazine titles, lower sales of books and a decline in advertising in Canada. Our revenue declines were also due to a lower active customer base and a reduction in promotional investment, across many of our markets in Europe.

Second quarter operating loss was $93.2 million, which reflects an impairment charge of $113.4 million. Excluding impairment charges in both comparable periods, operating profit increased $5.5 million to $20.2 million, an increase of 37.4% from the 2011 quarter. The increase in operating profit was primarily the result of higher stock-based compensation expense in the 2011 quarter, decreased amortization costs resulting from the application of fresh start accounting and our emergence from bankruptcy, reduced promotional investments and efficiency improvements related to our customer-centric strategy, and lower overhead costs driven by our 2011 restructuring initiatives.

EBITDA for the quarter was $34.3 million, compared to $57.1 million from the 2011 quarter, which has been adjusted to exclude discontinued operations, as well as the Every Day with Rachael Ray publication.

Outlook
Looking ahead, we continue to expect that our EBITDA in the second half of the year will exceed the same period last year as we expect to realize further benefits from our ongoing cost reduction efforts later this year. However, given our results in the first half of 2012 and the fact that we expect our performance in the second half of 2012 to be negatively impacted by the same factors that affected our first half results, we are lowering our guidance of 2012 consolidated EBITDA to a range of $85 million to $100 million.

A number of uncertainties remain that may affect the Company's outlook. These uncertainties are referenced below under "Forward-looking Statements" and in certain filings with the U.S. Securities and Exchange Commission.

Second Quarter 2012 Segment Results

The Company classifies its business into three reportable segments: North America, Europe and Asia Pacific & Latin America (“APLA”). These segments comprise two business lines: media and direct marketing.

The North America segment comprises our operations in the United States and Canada that publish and market various magazines, books and home entertainment products.

The Europe and APLA segments primarily consist of our direct marketing operations in those regions.

Summary of Reportable Segment Results

North America
Second quarter revenue in the North America segment was $150.9 million, a decline of $43.6 million, or 22.4%, compared to $194.5 million in the second quarter of 2011 (with minimal effect from foreign currency translation). The decrease was primarily driven by the sale of the Every Day with Rachael Ray publication and the closure of our freshHome title, declining subscription renewals on certain of our magazine titles, lower sales of books, lower advertising in Canada and fewer food single issue publications and bookazines.

Second quarter 2012 operating profit was $26.9 million, a decline of $13.4 million, or 33.3%, compared to $40.3 million in the 2011 quarter. The decrease in operating profit was primarily the result of declining revenue, as described above. This was partially offset by the absence of the Every Day with Rachael Ray publication, which incurred an operating loss in the 2011 quarter.

Europe
Second quarter revenue in the Europe segment was $102.1 million, a decline of $37.9 million, or 27.1%, compared to $140.0 million in the second quarter of 2011 (a decrease of 17.1% on a constant currency basis). The declines were largely due to a smaller active customer base on our books and home entertainment products. Across all markets, our results were impacted by the continued decline in our active customer base and a reduction in promotional investments.

Second quarter operating profit in our Europe segment was $5.2 million, a decline of $9.2 million, or 63.9%, from the 2011 quarter (a decrease of 54.2% on a constant currency basis). The decrease in operating profit was primarily due to lower revenue as described above, and was partially offset by lower promotional investments and more efficient promotional mailing practices under our customer-centric strategy, and overhead cost savings resulting from our 2011 headcount reduction initiatives.

Asia Pacific and Latin America (APLA)
Second quarter revenue in our APLA segment was $46.1 million, a decline of $4.9 million, or 9.6%, compared to $51.0 million in the second quarter of 2011, but was nearly flat on a on a constant currency basis, declining 0.6%. The decline was primarily driven by the closure of Health Smart magazine in Australia. These declines were substantially offset by a favorable response in Australia and Brazil to our customer-centric marketing activities earlier in the year.

Second quarter operating profit in our APLA segment was $3.4 million, an increase of $2.9 million compared to an operating profit of $0.5 million in the 2011 quarter (with minimal effect from foreign currency translation).  The increase was primarily due to a reduction in promotional activities, driven by implementation of our customer-centric approach and favorable timing on promotional campaigns.

Corporate Unallocated (administrative expenses, not allocated to reportable segments)
Corporate unallocated for the second quarter 2012 decreased $21.9 million, or 67.4%, to $10.6 million, compared to $32.5 million in the second quarter 2011. The decrease in expenses is primarily driven by higher stock-based compensation expense in the prior year, associated with the April 2011 change in our Board of Director composition and related executive severance, and by decreased amortization costs resulting from the application of fresh start accounting and our emergence from bankruptcy.
Other Operating Items
Other operating items, net for the second quarter of 2012 decreased $1.9 million to $0.9 million, as compared to $2.8 million for the second quarter of 2011.  The decrease was primarily due to adjustments to previous restructuring charges.

Impairment of Assets
During the second quarter, the Company recorded an estimated impairment charge of $113.4 million, related to our North America and Europe segments, consisting of $63.6 million against goodwill and $49.8 million against other intangible assets.  This was primarily driven by changes in our longer-term views due to lower than expected revenue and operating results, adjustments to our most recent financial projections and declines in prevailing market conditions affecting the publishing and direct marketing industries in which we operate. During the third quarter, we will finalize our second quarter interim impairment analysis and record any further adjustments at such time.

Conference Call

The Company will host a conference call to discuss results for the second quarter of 2012 on Wednesday, August 8, at 11 a.m. Eastern Time.

To listen to the conference call, please dial 866-770-7125 or 617-597-5363 internationally, and ask for Reader's Digest.  The passcode is 86733006.

There will also be a PowerPoint presentation. To access the presentation, visit this URL: www.rda.com/investor-relations/events.

An audio replay of the call will be available within 24 hours by dialing 888-286-8010 (617-801-6888 international), using passcode 31156134 and a link for replay of the online webcast will be posted on www.rda.com/investor-relations. Both of these replay options will be available for seven days after this event.

Non-GAAP Financial Measures

The Company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP). To facilitate external analysis of the Company's operating performance, the Company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measure included in this release and/or referred to on our conference call are used by the Company in its internal analysis of the business.

EBITDA is a common supplemental measure of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. The Company does not use EBITDA as a measure of liquidity because it includes certain contractual and non-discretionary expenditures. Consolidated EBITDA is fully defined in our Senior Secured Notes indenture dated February 11, 2010, and generally consists of EBITDA plus/minus adjustments related to the following major items: (a) purchase and fresh start accounting; (b) asset impairment charges; (c) results of disposed and discontinued entities; (d) restructuring and reorganization costs; (e) non-cash gains and losses; and (f) other items, such as stock-based compensation. EBITDA as defined herein may differ from similarly titled measures presented by other companies.

The reconciliations of non-GAAP to GAAP measures are included in the tables attached to this release and are available at www.rda.com. The Company's financial statements will be filed with the Securities and Exchange Commission when available.

About The Reader's Digest Association, Inc.

Reader's Digest Association is a global media and direct marketing company that educates, entertains and connects more than 140 million consumers around the world with products and services from trusted brands. With offices in 42 countries, the company reaches customers in 76 countries, publishes 75 magazines, including 49 editions of Reader's Digest, the world's largest-circulation magazine, operates 62 branded websites and sells 30 million books, music and video products across the world each year. Further information about the company can be found at www.rda.com.

Forward-looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "commence," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including, without limitation, statements about our operations, financial condition and liquidity, strategies, business initiatives, prospects, expectations regarding future events and our financial performance and the development of the industry in which we operate, are forward-looking statements that involve certain risks and uncertainties. While these statements represent the Company's current judgment on what the future may hold, and the Company believes these judgments are based upon reasonable assumptions, these statements are not guarantees of any events or financial results, and the company's actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include those risks described in our annual report found on Form 10-K which was filed with the Securities and Exchange Commission on March 29, 2012.

You should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

For further information contact:

For investor inquiries:	For media inquiries:
The Reader's Digest Association	The Reader's Digest Association
Bryan Berndt	David Press
Tel: 646.293.6054	Tel: 646.747.0098

(Tables follow)

RDA Holding Co., and Subsidiaries
Summary of Reportable Segment Results
(in millions)
(unaudited)

	Successor Company
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue
North America segment, without EDWRR	$150.9	$176.6	$254.3	$296.4
EDWRR (disposed)	—	17.9	—	29.0
Europe segment	102.1	140.0	195.7	257.2
Asia Pacific & Latin America segment	46.1	51.0	90.9	101.0
Total all business segments	299.1	385.5	540.9	683.6
Intercompany eliminations	(1.4)	(1.6)	(2.8)	(3.4)
Fair value adjustments (a)	(7.2)	(8.9)	(14.3)	(32.8)
Total revenue	$290.5	$375.0	$523.8	$647.4

Operating profit (loss)
North America segment, without EDWRR	$26.9	$41.8	$20.5	$45.8
EDWRR (disposed)	—	(1.5)	—	(4.9)
Europe segment	5.2	14.4	(12.3)	3.6
Asia Pacific & Latin America segment	3.4	0.5	1.8	2.6
Total all business segments	35.5	55.2	10.0	47.1
Corporate unallocated (a)	(10.6)	(32.5)	(35.6)	(55.9)
Subtotal	24.9	22.7	(25.6)	(8.8)
Fair value adjustments (b)	(3.8)	(5.2)	(7.5)	(21.6)
Impairment of assets	(113.4)	(227.7)	(113.4)	(227.7)
Other operating items, net (c)	(0.9)	(2.8)	(1.7)	(6.2)
Total operating loss	(93.2)	(213.0)	(148.2)	(264.3)
Interest expense	15.4	14.2	32.8	28.0
Gain on deconsolidation of subsidiary	(0.8)	(8.5)	(0.8)	(8.5)
Other income, net	(0.7)	(2.2)	(2.9)	(0.4)
Income tax (benefit) expense	(33.6)	1.3	(49.4)	(11.9)
(Loss) income from discontinued operations, net of taxes	(20.4)	(22.7)	26.2	(50.7)
Net loss	$(93.9)	$(240.5)	$(101.7)	$(322.2)

(a) Corporate unallocated (primarily certain G&A costs and amortization of intangible assets)
(b) Fair Value adjustments (amortization of fresh start adjustments upon our reorganization)
(c) Other operating items, net (primarily restructuring costs)

RDA Holding Co., and Subsidiaries
Consolidated Statements of Operations
(in millions)
(unaudited)

	Successor Company
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue	$290.5	$375.0	$523.8	$647.4
Product, distribution and editorial expenses	123.5	160.1	236.9	293.0
Promotion, marketing and administrative expenses	145.9	197.4	320.0	384.8
Impairment of assets	113.4	227.7	113.4	227.7
Other operating items, net	0.9	2.8	1.7	6.2
Operating loss	(93.2)	(213.0)	(148.2)	(264.3)
Interest expense	15.4	14.2	32.8	28.0
Gain on deconsolidation of subsidiary	(0.8)	(8.5)	(0.8)	(8.5)
Other income, net	(0.7)	(2.2)	(2.9)	(0.4)
Loss before income taxes and discontinued operations	(107.1)	(216.5)	(177.3)	(283.4)
Income tax (benefit) expense	(33.6)	1.3	(49.4)	(11.9)
Loss from continued operations	(73.5)	(217.8)	(127.9)	(271.5)
(Loss) income from discontinued operations, net of taxes	(20.4)	(22.7)	26.2	(50.7)
Net loss	$(93.9)	$(240.5)	$(101.7)	$(322.2)

RDA Holding Co., and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	Successor Company
	June 30, 2012	December 31, 2011	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$104.0	$112.3	$63.4
Restricted cash	15.4	5.4	4.6
Accounts receivable, net	127.8	174.4	159.9
Inventories	63.8	62.3	68.5
Prepaid and deferred promotion costs	22.5	28.2	38.5
Prepaid expenses and other current assets	107.8	99.3	123.1
Assets held for sale	30.9	153.8	153.4
Total current assets	472.2	635.7	611.4
Property and equipment, net	49.4	51.1	55.1
Restricted cash	7.5	6.5	9.2
Goodwill	323.6	388.7	406.7
Other intangible assets, net	230.7	304.7	379.1
Prepaid pension assets	143.1	135.4	173.2
Other noncurrent assets	44.5	42.0	43.9
Total assets	$1,271.0	$1,564.1	$1,678.6
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$0.5	$—	$—
Accounts payable	98.5	133.2	167.3
Accrued expenses	120.3	131.9	100.4
Income taxes payable	1.6	8.8	11.5
Unearned revenue	202.2	227.8	240.6
Other current liabilities	21.0	22.0	26.4
Liabilities held for sale	27.3	36.8	41.0
Total current liabilities	471.4	560.5	587.2
Long-term debt	511.6	603.8	522.6
Unearned revenue	98.3	89.6	94.2
Accrued pension	4.0	4.3	3.3
Postretirement and postemployment benefits other than pensions	8.6	9.2	11.9
Other noncurrent liabilities	136.7	154.1	176.5
Total liabilities	1,230.6	1,421.5	1,395.7
Successor Company Common Stock	—	—	—
Treasury stock	(30.7)	(30.7)	(33.5)
Paid-in capital, including warrants	595.6	594.3	594.4
Accumulated deficit	(524.5)	(422.8)	(351.8)
Accumulated other comprehensive income	—	1.8	73.8
Total stockholders’ equity	40.4	142.6	282.9
Total liabilities and stockholders’ equity	$1,271.0	$1,564.1	$1,678.6

RDA Holding Co., and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Successor Company
	Six months ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(101.7)	$(322.2)
Adjustments to reconcile net loss to operating cash flows:
(Income) loss from discontinued operations, net of taxes	(26.2)	50.7
Depreciation and amortization	29.4	32.7
Benefit for deferred income taxes	(15.0)	(18.5)
Amortization of debt discounts	1.4	0.9
Amortization of debt issuance costs	3.1	1.4
Gain on deconsolidation of subsidiary	(0.8)	(8.5)
Impairment of assets	113.4	227.7
Gain on derivatives and warrants	(2.6)	—
Equity-based compensation expense	5.4	16.5
Net gain on sale or disposal of certain assets	(1.0)	(1.7)
Changes in assets and liabilities, net of effects of dispositions:
Restricted cash	—	(0.5)
Accounts receivable, net	43.2	27.7
Inventories	(2.9)	(12.7)
Prepaid and deferred promotion costs	5.7	(5.0)
Other assets	(11.7)	(19.6)
Unearned revenue	(8.1)	(17.0)
Income taxes	(41.6)	(2.2)
Accounts payable and accrued expenses	(56.1)	(3.0)
Other liabilities	(4.4)	(7.8)
Net change in cash due to continuing operating activities	$(70.5)	$(61.1)
Net change in cash due to discontinued operating activities	(8.6)	(8.9)
Net change in cash due to operating activities	$(79.1)	$(70.0)

RDA Holding Co., and Subsidiaries
Consolidated Statements of Cash Flows (continued)
(in millions)
(unaudited)

	Successor Company
	Six months ended June 30,
	2012	2011
Cash flows from investing activities:
Capital expenditures	$(4.9)	$(8.6)
Purchase of a business	—	(2.3)
Proceeds from sale of a business	175.0	—
Proceeds from sale of assets	1.6	9.3
Investing restricted cash	0.1	—
Net change in cash due to continuing investing activities	$171.8	$(1.6)
Net change in cash due to discontinued investing activities	2.8	(0.7)
Net change in cash due to investing activities	$174.6	$(2.3)
Cash flows from financing activities:
Proceeds from borrowings	$50.0	$—
Debt payments	(57.6)	—
Proceeds from long-term revolving credit facility	—	15.0
Repayments of long-term revolving credit facility	(35.0)	(4.0)
Debt payments to related parties	(45.0)	—
Cash paid for financing fees	(2.6)	(0.7)
Cash used to net settle equity-based compensation	—	(5.6)
Repurchase of Successor Company common stock	—	(43.3)
Tax effect of equity-based compensation	1.1	—
Financing restricted cash	(11.0)	—
Payment of prepayment penalty to related parties	(5.0)	—
Net change in cash due to continuing financing activities	$(105.1)	$(38.6)
Net change in cash due to discontinued financing activities	(0.1)	—
Net change in cash due to financing activities	$(105.2)	$(38.6)
Effect of exchange rate changes on cash and cash equivalents	1.4	4.9
Net change in cash and cash equivalents	(8.3)	(106.0)
Cash and cash equivalents at beginning of period	112.3	169.4
Cash and cash equivalents at end of period	$104.0	$63.4
Supplemental information
Cash paid for interest	$28.2	$25.1
Cash paid for income taxes	$2.6	$5.5

RDA Holding Co., and Subsidiaries
Reconciliation of Net Loss to Consolidated EBITDA
(in millions)
(unaudited)

	Successor Company
	Three months ended June 30,
	2012	2011
Net loss	$(93.9)	$(240.5)
Interest expense	15.4	14.2
Income tax (benefit) expense	(33.6)	1.3
Depreciation and amortization	14.2	16.7
Subtotal	(97.9)	(208.3)
Adjustments:
Restructuring and reorganization costs	1.2	3.7
Change in control	—	5.5
Fair value and fresh start adjustments	3.7	5.1
Impairment of assets	113.4	227.7
Disposed businesses	19.5	15.7
Other adjustments (a)	(5.6)	7.7
Consolidated EBITDA	$34.3	$57.1

(a) Other adjustments primarily include stock-based compensation, non-cash gains (e.g. pension), changes in the fair value of warrants and other adjustments.